Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Navigator Holdings Ltd. for the registration of up to 42,558,858 shares of its common stock and to the incorporation by reference therein of our report dated May 17, 2021, with respect to the consolidated financial statements of Navigator Holdings Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

London, United Kingdom

June 28, 2023